Cell MedX Corp. Signs a Loan Agreement

Las Vegas, Nevada, March 9, 2016, Cell MedX Corp. (OTCQB: CMXC) (“Cell MedX” or the “Company”), announces that on March 3, 2016 it has entered into a loan agreement (the “Loan Agreement”) for a loan in the principal amount of $50,000 (the “Loan”).

The Loan matures on March 3, 2017, with principal accumulating interest at a rate of 6% per annum. As additional consideration for the Loan, the Company issued to the lender share purchase warrants (the “Warrants”) for the purchase of up to 2,000,000 shares of the Company’s common stock, exercisable for a period of five years at a price of $0.15 per share if exercised during the first year, $0.25 per share if exercised during the second year, $0.40 per share if exercised during the third year, $0.60 per share if exercised during the fourth year and $0.75 per share during the fifth year.

For further information on the Loan Agreement please refer to the Current Report on Form 8-K filed by the Company on March 9, 2016.

About Cell MedX Corp. (OTCQB: CMXC)
Cell MedX Corp. is a development stage company focused on the commercialization of therapeutic products for patients with diseases such as diabetes by developing technologies to help manage the illness and related complications. For more information go to: www.cellmedx.com and visit us on Facebook.

On behalf of the Board of Directors of Cell MedX Corp.

Frank McEnulty
Chief Executive Officer and President.

Forward Looking Statements
This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects,” “aims,” "intends,” "estimates,” "projects,” "anticipates,” "believes,” "could,” “possibility” and other similar words. All statements addressing product performance, observations, studies, results, revenues, demand, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in the Company's Quarterly, Annual and Current Reports filed with the United States Securities and Exchange Commission (the "SEC"). Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. In particular, the Company’s eBalance Technology is still in development. The Company does not currently have any commercially marketable products based on the eBalance technology, and there is no assurance that the Company will be successful in its development efforts. Except as required by law, Cell MedX Corp. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Cell MedX Corp. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

Cell MedX Corp.
For further information visit: www.cellmedx.com.
Or phone: 1-844-238-2692